EX 99.1

NEWS RELEASE

Contact:

ICR

Investor Relations

Garrett Edson: (484) 320-5800

Media

Phil Denning: (203) 682-8200

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES FISCAL FOURTH QUARTER AND FULL-YEAR 2013 RESULTS

Berwyn, Pennsylvania – August 22, 2013 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal fourth quarter and full year ended June 30, 2013.

Fiscal Year 2013 Financial Highlights

•	Total consolidated revenue was $1.1 billion for the fiscal year, an increase of 5.7%, or $60.6 million, compared to the prior-year period. On a constant currency basis, total consolidated revenue increased 6.4%.

•	Total unsecured consumer lending revenue was $728.3 million for the fiscal year, representing an increase of $87.4 million, or 13.5%, on a constant currency basis compared to the prior-year period. Revenue from internet-based loans was $298.4 million for the fiscal year, representing an increase of $42.2 million, or 16.2%, on a constant currency basis compared to the prior-year period.

•	Total revenue from pawn lending for the fiscal year was $81.9 million, an increase of $1.5 million, or 1.9%, on a constant currency basis. Pawn lending interest and the margin on the disposition of unredeemed pawn pledge inventory was unfavorably impacted by a year-over-year decline in gold prices.

•	Consolidated adjusted EBITDA was $274.5 million for the twelve months ended June 30, 2013 compared to $303.7 million for the prior-year period. On a constant currency basis, consolidated adjusted EBITDA decreased by $27.8 million compared to the prior-year period.

•	Diluted pro forma operating earnings per share was $1.76 for fiscal year 2013 compared to $2.16 for the prior-year period.

•	Diluted earnings per share on a GAAP basis was a loss of $0.02 for fiscal year 2013 compared to a positive $1.16 for the prior-year period.

•	The Company repurchased 3.5 million shares of its common stock at an average share price of $15.53 during the twelve months ended June 30, 2013. Since June 30, the Company repurchased an additional 0.4 million shares at an average price of $15.49.

A table reconciling pro forma income before income taxes and diluted pro forma operating earnings per share to GAAP basis income before income taxes and adjusted EBITDA is presented on pages 11 and 12 of this news release.

“Fiscal 2013 presented our Company with a number of unique challenges, particularly in the United Kingdom,” said Jeff Weiss, the Company’s Chairman and Chief Executive Officer. “The Company’s retail and internet businesses have recently transitioned to more restrictive regulatory requirements in the United Kingdom. The new requirements provide guidance principally with respect to loan disclosures, loan affordability assessments, loan extension limitations, and collection practices. The industry association shift to a three loan roll-over limitation, which we believe is more restrictive than the current policies of many of our competitors, is causing many of the outstanding short-term consumer loans in the United Kingdom to become due. Consequently, we have experienced higher loan defaults in our U.K. business during the second half of the fiscal year. Accordingly, the Company tightened its underwriting criteria which resulted in decreased loan originations in fiscal 2013 in the United Kingdom and, while the transition to the new regulatory guidelines proceeds, we expect to maintain lower loan originations at least through the first half of fiscal 2014 in order to reduce the risk of higher loan defaults during this period.”

“Furthermore, the Company expects to be at a continuing competitive disadvantage in the United Kingdom until all industry providers are required to operate consistently under the new regulatory framework,” added Mr. Weiss. “Over the long-term, we expect sustained growth and an opportunity to expand the Company’s market share to materialize in the United Kingdom, as we believe some of our competitors will naturally struggle to operate under the new restrictive regulatory framework and exit the market. This process has already started, as a number of lenders recently left the market, while the Office of Fair Trading (OFT) has also rescinded the licenses of several other loan providers. In the meantime, however, the internet lending market has become highly competitive, with some providers bidding up new customer leads to cover shortfalls in revenue stemming from limitations on roll-overs. That being said, we anticipate revenue growth will continue to be dampened until this transition runs its course, and the consumer and competitive landscape normalizes. In addition, the Company expects to continue to incur additional costs in fiscal 2014 to support global regulatory activities, including regulatory advisory consulting, legal opinions and analysis, and regulatory compliance. These regulatory costs should be somewhat offset by ongoing cost savings from the business restructuring we completed during fiscal year 2013, as we streamlined our workforce in line with the reorganization and segmentation of our global business operations between retail and internet distribution channels.”

Concluded Mr. Weiss, “With respect to our U.K. business, the Company’s approach in fiscal 2014 is to complete the implementation of the regulatory changes in the first quarter, then hone the store and internet-based platforms within these new guidelines over the course of the first half of the fiscal year. We intend to continue moderating loan book growth until the industry transition is judged to be nearly complete and customer credit performance follows a more expected and predictable pattern. New internet-based multi-payment loan products, while presently still in the latter stages of testing, are expected to contribute a significant amount of year-over-year revenue growth. However, these products are expected to generate marginal EBITDA contribution in fiscal 2014, due to a larger mix of new customers without a defined credit history with us, and therefore at a higher risk of potential default. While we were naturally disappointed with our financial results in the United Kingdom for the year, as many of our shareholders know, we have been down this road before with regulatory transitions in the United States and Canada. Similarly, we fully expect our U.K. business will also reemerge from this transition period a much stronger business operating in a clarified marketplace that is even better positioned for success against our competitors in meeting the needs of our customers.”

Fiscal 2013 Fourth Quarter Financial Results
For the quarter ended June 30, 2013, the Company recorded revenue of $269.1 million, an increase of 2.6% on a constant currency basis compared to the prior-year period. Total unsecured consumer lending revenue was $178.5 million, up 9.4% on a constant currency basis over the prior-year period, and includes revenue from internet-based loans of $69.3 million, which decreased 0.6% on a constant currency basis compared to the prior-year period. Secured pawn lending, which was unfavorably impacted by lower gold prices, contributed $19.1 million of total revenue, an increase of 2.4% compared to the prior-year period, excluding the impact of currency exchange rates.

The consolidated loan loss provision for unsecured loans, expressed as a percentage of gross consumer lending revenue, was 25.7% for the quarter ended June 30, 2013 compared to 20.8% for the three months ended June 30, 2012. The loan loss provision for the quarter was unfavorably impacted by higher loan defaults in the United Kingdom principally resulting from the continuing effects of the implementation of the three loan roll-over limitation, in addition to a modification of the Company’s collection practices, which place additional limitations on the number and duration of direct debits to a customer’s account. The Company anticipates that loan losses will be higher over the near-term because of the change in collection practices, but believes a portion of the provisioned loans may eventually be collected manually by in-house collectors, as the Company begins to leverage the significant investments it has made in global dialer technology and new collections and call center facilities. The Company expects the loan loss provision for its short-term loan products in the United Kingdom will likely improve each sequential quarter in fiscal year 2014, as other loan providers in the country transition to similar regulatory restrictions, and the consumer credit environment begins to normalize. However, the Company’s new internet-based multi-payment loan products in the U.K. are expected to carry a higher-loan loss provision in the near-term as a result of a significant mix of new customers who do not have a credit history with the Company. As a percentage of total unsecured loan originations or principal lent, the consolidated loan loss provision for the quarter ended June 30, 2013 was 6.2%.

Included in the loan loss provision, the Company also recorded a $7.1 million provision during the quarter to reserve for the decreased current value of potential unredeemed pawned gold inventory as a result of the decline in the market price of gold as measured at the end of the fiscal year. This provision was added back in the calculation of adjusted EBITDA and diluted pro forma operating earnings per share. The Company continually adjusts the amount it is willing to loan on new pawned items in relation to the current spot price of gold.

Collectively, including a net $14.2 million in non-operating and unusual charges for the three months ended June 30, 2013, and $31.5 million of net non-operating and unusual charges for the three months ended June 30, 2012, income before income taxes on a GAAP basis was $15.9 million for the quarter ended June 30, 2013 compared to income before income taxes of $7.1 million for the prior-year period, resulting in net income of $7.4 million for the quarter compared to a net loss of $4.2 million for the prior-year period. Diluted earnings per share on a GAAP basis was $0.18 for the three months ended June 30, 2013 compared to a net loss per share of $0.09 for the three months ended June 30, 2012.

With respect to the Company’s operating earnings, excluding net non-operating and unusual charges for both periods, pro forma income before income taxes was $30.1 million for the fiscal 2013 fourth quarter, compared to pro forma income before income taxes of $38.6 million for the prior-year period. Considering a pro forma effective income tax rate from operations of 32.0%, diluted pro forma operating earnings per share was $0.49 for the fiscal 2013 fourth quarter compared to $0.58 per share for the prior-year period. A table reconciling pro forma income before income taxes and diluted pro forma operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is presented on page 11 of this news release.

Fiscal Year 2014 Outlook

“We anticipate that fiscal 2014 will be a transition year for our businesses in the United Kingdom with improving performance there each successive quarter, as the regulatory transition runs its course,” stated Randy Underwood, Executive Vice President and Chief Financial Officer. “However, it is difficult to forecast with precision the impact and timing our loan program modifications will have on our business in the U.K. in the midst of an evolving marketplace. Furthermore, the recent significant volatility in worldwide gold prices makes it a challenge to reasonably project the expected profit contribution of our purchased gold and pawn lending products in fiscal 2014. In addition, the Company expects to incur approximately $10.0 million to $15.0 million of expense in fiscal 2014 to support ongoing regulatory related activities, including regulatory advisory costs, legal opinions and analysis, and audit and regulatory compliance costs in fiscal 2014. Given the significant fluidity of these aspects of our business, which would require a very wide and therefore less meaningful earnings per share range given the compounding tax consequences of each issue, we have decided to provide adjusted EBITDA guidance until we have clearer visibility as to the amount and timing of these issues. As the fiscal year progresses and the outlook for fiscal 2014 becomes clearer, we hope to once again provide earnings per share guidance. Therefore, for fiscal 2014, we are projecting adjusted EBITDA of between $200.0 million and $240.0 million.”

Company Liquidity

As of June 30, 2013, the Company had drawn $50.0 million of its $235.0 million global revolving credit facility. Furthermore, as of June 30, 2013, the Company had drawn £1.8 million of its £2.5 million credit facilities in the United Kingdom, and had drawn SEK 25.0 million and EUR 4.0 million of its total SEK 125.0 million and EUR 10.8 million credit facilities in Scandinavia.

After repurchasing 1.7 million shares of its common stock at an average share price of $14.16 during the three months ended June 30, 2013, the Company had $30.3 million of excess investible cash on its balance sheet at June 30, 2013. As of June 30, 2013, the Company was authorized to repurchase approximately 500,000 additional shares of its common stock under its existing share repurchase plan. Subsequent to June 30, 2013, the Company purchased an additional approximate 400,000 shares at an average price of $15.49 through August 21, 2013. Furthermore, on August 21, 2013, the Company’s Board of Directors authorized an additional 5,000,000 shares that the Company can purchase on a discretionary basis in future periods.

Investors Conference Call

The Company will be holding an investor’s conference call on August 22, 2013 at 5:00 pm ET to discuss its results for the fiscal fourth quarter and fiscal year ended June 30, 2013, and its guidance for fiscal year 2014. Investors can participate in the conference call by dialing (877) 723-9518 (U.S. and Canada) or (719) 325-4752 (International); use the confirmation code “6931255”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. Norman Miller, the Company’s President and Chief Operating Officer, will also provide an update on the evolving regulatory environment in the United Kingdom. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through August 29, 2013. If you wish to listen to the replay of this conference call, please dial (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (International) and enter passcode “6931255.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through our over 1,500 current retail storefront locations and our multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland.  Our networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries.  We believe we operate one of the largest online unsecured short-term consumer lending businesses by revenue in the United Kingdom.  We also believe that, by virtue of our secured pawn lending operations in the United Kingdom, Scandinavia, Poland, Romania and Spain, we are the largest pawn lender in Europe measured by loan portfolio.

We believe that our customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with us rather than with banks or other financial institutions due to the range and convenience of services that we offer, the multiple ways in which they may conduct business with us and our high-quality customer service.  Our products and services, principally our unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs.  In addition to these core offerings, we strive to offer our customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the respective regulatory environments, including reviews of our operations principally by the CFPB in the U.S. and the Office of Fair Trading in the U.K., and the effect of legislation in Finland that will restrict our business in that country; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, CFPB, U.S. Federal or state, U.K., Canadian, Scandinavian, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” on the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2012. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-operating, unusual and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	June 30,
	2012	2013
Assets:
Cash and cash equivalents	$224.0	$196.2
Consumer loans, net:
Consumer loans	206.4	229.9
Less: Allowance for loan losses	(19.8)	(39.7)

Consumer loans, net	186.6	190.2
Pawn loans, net	153.9	152.0
Loans in default, net	29.6	31.2
Prepaid expenses and other current assets	83.8	84.0
Fair value of derivatives	-	31.2
Deferred tax assets, net	22.0	17.6
Property and equipment, net	120.6	122.8
Goodwill and other intangibles, net	902.8	866.4
Debt issuance costs, net and other assets	43.2	37.6

Total Assets	$1,766.5	$1,729.2

Liabilities:
Accounts and income taxes payable	$67.8	$65.1
Accrued expenses and other liabilities	152.4	128.9
Fair value of derivatives	11.2	-
Deferred tax liability	62.3	62.5
Revolving credit facilities and other short-term debt	73.7	67.0
Total long-term debt	938.9	975.0

Total Liabilities	1,306.3	1,298.5

Stockholders’ Equity:
Additional paid-in capital	491.5	447.3
Retained earnings (accumulated deficit)	(0.8)	(1.5)
Accumulated other comprehensive loss	(29.4)	(15.1)

Total DFC Global Corp. Stockholders’ Equity	461.3	430.7
Non-controlling interest	(1.1)	-

Total Stockholders’ Equity	460.2	430.7

Total Liabilities and Stockholders’ Equity	$1,766.5	$1,729.2

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Revenues:
Fees from consumer lending	$166.2	$178.5	$645.9	$728.3
Check cashing fees	32.5	30.6	138.7	128.0
Pawn service fees and sales	18.6	19.1	80.9	81.9
Purchased gold sales	18.4	12.3	70.9	63.3
Money transfer fees	9.6	8.8	38.4	36.7
Other	21.4	19.8	86.9	84.1

Total revenues	266.7	269.1	1,061.7	1,122.3

Operating expenses:
Salaries and benefits	56.5	57.6	221.4	238.6
Provision for loan losses	34.6	52.9	131.5	181.1
Occupancy costs	16.1	17.5	61.7	68.9
Advertising	9.4	12.5	49.6	62.9
Depreciation	5.9	6.5	22.1	26.4
Bank charges and armored carrier services	5.0	5.5	21.2	23.0
Maintenance and repairs	4.2	4.8	16.7	18.1
COGS — purchased gold	15.1	10.8	56.9	51.2
Other	21.1	33.7	93.3	118.1

Total operating expenses	167.9	201.8	674.4	788.3

Operating margin	98.8	67.3	387.3	334.0

Corporate and other expenses:
Corporate expenses	28.9	18.0	120.0	109.4
Interest expense, net	29.1	28.6	102.8	119.9
Other depreciation and amortization	6.8	5.9	26.3	24.7
Unrealized foreign exchange (gain) loss	(6.8)	(1.6)	11.5	(1.2)
(Gain) loss on derivatives not designated as hedges	3.4	-	(2.9)	-
Goodwill and intangible assets impairment charge	27.7	(0.2)	27.7	36.4
Provision for litigation settlements	0.1	0.1	4.1	2.8
Restructuring and other related charges	-	1.5	-	8.5
Loss on store closings and other costs	2.5	(0.9)	1.6	5.1

Income before income taxes (incl. non-controlling interest)	7.1	15.9	96.2	28.4
Income tax provision	11.3	8.5	43.8	29.1

Net income (loss)	$(4.2)	$7.4	$52.4	$(0.7)

Net income (loss) per share
Basic	$(0.09)	$0.18	$1.20	$(0.02)
Diluted	$(0.09)	$0.18	$1.16	$(0.02)
Weighted average shares outstanding
Basic	43.6	40.8	43.8	42.3
Diluted	43.6	41.5	45.2	42.3

Revenue Breakdown by Channel and Product

	Revenue By Channel ($M)
	Three Months Ended June 30, 2013
				Year-over-Year
				Constant Currency Growth
	Retail/			Retail/
Region	Other	Internet	Total	Other	Internet	Total
United Kingdom	$78.8	$56.5	$135.3	11.8%	-2.9%	5.2%
Canada	77.7	2.7	80.4	2.2%	60.0%	3.5%
United States (1)	29.8	N/A	29.8	-3.0%	N/A	-3.0%
Continental Europe (2)	13.5	10.1	23.6	-12.9%	2.3%	-6.9%
Total Revenue	$199.8	$69.3	$269.1	3.8%	-0.6%	2.6%

	1) Decreased loan volume for the DFS military lending services business is
	the primary contributor of the lower U.S. business performance.
	2) Gold price decline significantly impacted pawn lending and purchased
	gold revenue in continental Europe.

	Revenue By Product ($M)
	Three Months Ended June 30, 2013
					Year-over-Year Constant Currency Growth
	Unsecured	Pawn	Other		Unsecured	Pawn
Region	Lending	Lending	Products	Total	Lending	Lending (1)	Other (2)	Total
United Kingdom	$99.7	$10.8	$24.8	$135.3	9.8%	14.3%	-12.5%	5.2%
Canada	48.8	0.1	31.5	80.4	10.6%	N/M	-6.1%	3.5%
United States	15.8	N/M	14.0	29.8	3.8%	N/M	-9.6%	-3.0%
Continental Europe	14.2	8.2	1.2	23.6	8.8%	-11.4%	-60.2%	-6.9%
Total Revenue	$178.5	$19.1	$71.5	$269.1	9.4%	2.4%	-11.1%	2.6%

	1) Gold price decline unfavorably impacted pawn lending revenue during the quarter.
	2) Primary driver of lower “other” revenue is decreased purchased gold sales in all regions and lower
	loan volume for the U.S. based DFS military lending services business.

Pro forma Net Income Reconciliation

Pro forma net income and diluted pro forma operating earnings per share are not items prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude non-operating, unusual and non-cash charges and credits as described below, and diluted pro forma operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted pro forma operating earnings per share as indications of its financial performance excluding non-operating, unusual and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted pro forma operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted pro forma operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Income before income taxes (incl. non-controlling interest)	$7.1	$15.9	$96.2	$28.4
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	4.1	4.2	11.0	17.4
Unrealized foreign exchange (gain) loss	(6.8)	(1.6)	11.5	(1.2)
Unrealized loss on revaluation of pawned gold inventory	-	7.1	-	7.1
Non-cash impact of hedge ineffectiveness	2.2	-	(17.6)	-
Goodwill and other intangible assets impairment charge	27.7	(0.2)	27.7	36.4
Cross-currency swap amortization	1.6	-	6.5	2.2
Provision for litigation settlements	0.1	0.1	4.1	2.8
Acquisition costs expensed	0.5	0.5	3.4	2.3
Restructuring and other related charges	-	1.5	-	8.5
Other items, net	2.1	2.6	2.7	7.7

Pro forma income before income taxes	38.6	30.1	145.5	111.6
Pro forma income taxes (33% for 2012; 32% for 2013)	12.7	9.6	48.0	35.7

Pro forma net income	$25.9	$20.5	$97.5	$75.9

Weighted average diluted shares outstanding	44.6	41.5	45.2	43.2

Diluted pro forma operating earnings per share	$0.58	$0.49	$2.16	$1.76

Diluted GAAP earnings (loss) per share	$(0.09)	$0.18	$1.16	$(0.02)

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Income before income taxes (incl. non-controlling interest)	$7.1	$15.9	$96.2	$28.4
Add:
Depreciation and amortization	12.7	12.4	48.4	51.1
Interest expense, net	29.1	28.6	102.8	119.9
Stock based compensation expense	2.6	2.6	10.4	11.9
Unrealized foreign exchange (gain) loss	(6.8)	(1.6)	11.5	(1.2)
Unrealized loss on revaluation of pawned gold inventory	-	7.1	-	7.1
(Gain) loss on derivatives not designated as hedges	3.4	-	(2.9)	-
Goodwill and other intangible assets impairment charge	27.7	(0.2)	27.7	36.4
Provision for litigation settlements	0.1	0.1	4.1	2.8
Acquisition costs expensed	0.5	0.5	3.4	2.3
Restructuring and other related charges	-	1.5	-	8.5
Other items, net	2.1	2.4	2.1	7.3

Adjusted EBITDA	$78.5	$69.3	$303.7	$274.5

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
De novo Store Builds
United States	1	-	2	-
Canada	-	2	10	6
United Kingdom	29	6	91	36
Poland	2	3	6	19
Romania	-	-	-	-
Spain	-	15	-	22
Sweden	2	-	4	-
Finland	-	-	1	-

Total	34	26	114	83

Acquired Stores
United States	-	-	-	-
Canada	1	-	9	4
United Kingdom	9	-	25	31
Poland	-	-	-	-
Romania	-	32	-	32
Spain	-	-	8	-
Sweden	2	-	2	-
Finland	-	-	-	-

Total	12	32	44	67

Closed Stores
United States	3	1	10	12
Canada	-	-	-	5
United Kingdom	-	3	1	4
Poland	-	-	-	-
Romania	-	-	-	-
Spain	-	-	-	-
Sweden	-	-	-	-
Finland	-	-	-	-

Total	3	4	11	21

Ending Company-Operated Stores
United States	304	292	304	292
Canada	474	479	474	479
United Kingdom	515	578	515	578
Poland	9	28	9	28
Romania	-	32	-	32
Spain	8	30	8	30
Sweden	22	22	22	22
Finland	13	13	13	13

Total Ending Company-Operated Stores	1,345	1,474	1,345	1,474

Ending Franchise/Agent Stores
Canada	14	10	14	10
U.K.	40	23	40	23

Total Ending Franchise/Agent Stores	54	33	54	33

Total Ending Store Count	1,399	1,507	1,399	1,507